EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
January 13, 2017		(919) 716-2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS, ASSUMES CERTAIN LIABILITIES OF
HARVEST COMMUNITY BANK of PENNSVILLE, NeW JERSEY

RALEIGH, N.C. - First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to purchase certain assets and assume certain liabilities of Harvest Community Bank of Pennsville, New Jersey.

The New Jersey Department of Banking and Insurance closed Harvest Community Bank (HCB) today and appointed the FDIC as receiver. On Saturday, Jan. 14, the four HCB branches will begin operating as Harvest Community Bank, a division of First-Citizens Bank & Trust Company (First Citizens Bank). Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.

“We welcome the customers of Harvest Community Bank to First Citizens,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “We have more than a century of serving the financial needs of our customers, and we’re a bank people trust for delivering an exceptional banking experience. This agreement continues our company’s growth through mergers and acquisitions, and we look forward to a smooth transition in New Jersey.”

Today’s transaction includes the four HCB branch locations in the Salem County communities of Pennsville, Pilesgrove-Woodstown, Elmer and Salem.

First Citizens has completed more than 10 FDIC-assisted transactions since July 2009. Last year, First Citizens completed FDIC-assisted transactions in Wisconsin (North Milwaukee State Bank, March 2016) and Pennsylvania (First CornerStone Bank, May 2016). In September 2016, First Citizens completed an open-market acquisition of Midlothian, Va.-based Cordia Bancorp Inc. and its wholly-owned subsidiary, Bank of Virginia.

HCB customers should bank as they normally do at their existing branches. They can continue to use their checks and cards and will still have online access to their accounts. Customer deposits are safe, accessible and still protected by FDIC insurance.

As of Sept. 30, 2016, HCB had approximately $126.4 million in total assets and $123.8 million in total deposits. Under the terms of the agreement with the FDIC, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. First Citizens was selected to complete this transaction through a competitive bidding process.

Customers with questions about their accounts should continue to contact a representative at a Harvest Community Bank branch. For more information about First Citizens Bank, they can visit firstcitizens.com or call 1.855.628.8701 between 7:00 a.m. and 11 p.m. Eastern time.

About First Citizens
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 21 states. First Citizens Bank is a wholly-owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $32.9 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
###